EXHIBIT 10.20

EMPLOYMENT AGREEMENT

         THIS EMPLOYMENT AGREEMENT (the “Agreement”) is made this 14th day of February, 2000, by and between IIT RESEARCH INSTITUTE (the “Company”) and GARY AMSTUTZ (the “Employee”).

         The parties agree:

         1.      Employment. Company hereby employs the Employee as Chief Financial Officer and Treasurer, and agrees to continue the Employee in that position (or in any other position upon which the parties mutually agree) during the term of this Agreement unless terminated earlier in accordance with Paragraph 10 of this Agreement (“Term and Termination”).

         2.      Definitions.

                  A.       “Company” means IIT Research Institute, its subsidiaries, affiliates, successors and assigns.

                  B.       “Company Proprietary Information” means any information, data, computer software, invention, design, idea, concept, specification, formula, device, equipment, plan, process, document or material, whether tangible or intangible (including without limitation information relating to marketing strategies or plans, pricing policies or plans, proposals, lists of customers or clients and any other information that, in any way whatsoever, pertains to marketing or sales), which is a trade secret or proprietary in nature and which: (i) belongs to or is in the possession of Company or any client or customer of Company; or (ii) is learned or developed, in whole or in part, by Employee or otherwise comes into Employee’s possession, control or knowledge in connection with, or arising out of Employee’s employment by Company.

                  C.       “Client(s)” and/or “Customer(s)” means all entities with whom the Company has a contract or is offering or proposing to enter into a contract, including without limitation, federal government agencies, whether defense or civil.

         3.      Compensation.

                  A.       The Employee’s initial salary during the term of this Agreement shall be one-hundred fifty-five thousand ($155,000) per annum (the “Base Salary”). Commencing with Company’s first performance review cycle after the effective date of employment, the Employee shall participate in the Company’s annual performance review process, at which time the Company shall review Employee’s performance and total annual compensation. In addition, the Employee will be eligible to participate in the IITRI Incentive Compensation Plan for each Company fiscal year of employment to an extent consistent with similarly placed management of the Company, and provided Employee is an employee in good standing of the Company at the time of each annual performance review. During the first performance review process under the term of this Agreement, the incentive compensation goal is $50,000, subject to the approval of the Compensation Committee.

                  B.       The Employee shall also be eligible to participate in the IITRI Flexible Option Plan to an extent consistent with similarly placed management of the Company; provided, however, that both adoption of the Flexible Option Plan and Employee’s participation therein are subject to approval by Company’s Board of Governors. During the first performance review process under the term of this Agreement, the Flexible Option compensation goal is $50,000, subject to the approval of the Compensation Committee.

         4.      Duties.

                  A.       During the term of this Agreement, the Employee shall serve as the Chief Financial Officer and Treasurer of the Company. The Employee shall report directly to the President of the Company. He shall have such powers and shall perform such duties as are incident and customary to his office. During the term of this Agreement, the Employee shall serve in any additional offices or positions of the Company which are pertinent and customary to his office, and to which he may be elected or appointed by appropriate action of the Company.

                  B.       The Employee shall devote his full time, attention, skill, and energy to the performance of his duties under this Agreement, and shall comply with all reasonable professional requests of Company; provided, however, that the Employee will be permitted to engage in and manage personal investments (subject to the terms of Section 9 below) and to participate in community and charitable affairs, so long as such activities do not interfere with his duties under this Agreement. The Employee shall be headquartered in the Company office currently located at 1750 Tysons Boulevard, Suite 1300, McLean, Virginia 22102-4213.

                  C.       Company agrees to nominate Employee for approval as a Senior Vice President at the first meeting of Company’s Board of Governors following execution of this Agreement.

                  D.       Employee shall execute the Employee Intellectual Property Agreement attached hereto as Exhibit A.

                  E.       Company shall not, during the Term of this Agreement, demote the Employee or reduce his responsibilities as set forth in this Section 4, or otherwise reduce his stature in Company except as authorized under this Agreement.

                  F.       Employee shall conduct all assigned duties in compliance with the IITRI Code of Ethics, Conduct, and Responsibility and all other Company policies and procedures then in effect, and shall acknowledge and execute all documents necessary to comply and/or evidence compliance with such codes, policies and procedures.

         5.      Vacation, Holidays, and Sick Leave. The Employee shall be entitled to paid vacations, holidays, and sick leave in accordance with the Company’s policies, as in effect from time to time.

         6.      Expenses. Company shall reimburse the Employee for all reasonable business-related expenses incurred in connection with his duties on behalf of Company in a manner consistent with current Company policies and procedures.

         7.      Fringe Benefits.

                  A.       During the term of this Agreement, the Employee shall be entitled to participate in any and all fringe benefit plans, programs and practices sponsored by Company for the benefit of its employees, under the normal conditions for all such employees (including contributions, if any, by Employee, to the cost of such plans if contributions by the employee is normal) and shall be furnished with other services and perquisites appropriate to his position.

                  B.       Company agrees to provide, at its option, and consistent with Company policy, either a leased automobile for Employee’s use or a monthly automobile lease allowance. Use of any automobile provided or paid for by Company is subject to taxation for the business use value, pursuant to the Federal Internal Revenue Code.

         8.      Nondisclosure of Proprietary Company Information. During the term of this Agreement and for a period of two (2) years thereafter, Employee agrees: (a) to treat all Company Proprietary Information in a secret and confidential manner, take all reasonable steps to maintain such secrecy, and comply with all applicable procedures established by Company with respect to maintaining the secrecy and confidentiality of Company Proprietary Information; (b) to use Company Proprietary Information only as necessary and proper in the performance of Employee’s duties as an employee of Company; and (c) except as required in this Section, to not directly or indirectly, without the written consent of Company, reproduce, copy, disseminate, publish, disclose, provide or otherwise make available to any person, firm, corporation, agency or other entity, any Company Proprietary Information. Under no circumstances shall Employee use, directly or indirectly, any such Company Proprietary Information for his personal gain or profit.

         9.      Competitive Activities.

                  A.       During the period of employment by Company, Employee agrees not to directly or indirectly own, be a partner in, operate, be employed by, act as an advisor, consultant, agent, officer, director, or independent contractor for, or otherwise have an interest in any person or entity who is or intends to be in competition with Company.

                  B.       For a period of two (2) years after the end of Employee’s employment by Company, Employee agrees to not, either directly or indirectly, alone or in concert with a third party, in any capacity: (i) call upon, solicit, divert, or take away, or attempt to solicit, divert, or take away the business or patronage of any client or customer of Company; or (ii) engage in the rendering of services identical or fundamentally similar to those offered by Company to any person or entity located within Company’s existing and planned markets.

                  C.       During the period of employment by Company and for a period of two (2) years after the end of employment, Employee agrees to not, either directly or indirectly, alone or in concert with a third party, in any capacity, recruit or solicit or assist others in recruiting or soliciting any person who is, or was during the period of Employee’s employment by Company, an employee or consultant of Company.

                  D.       The foregoing provisions of this Section shall not prohibit the ownership by Employee of less than five percent (5%) of any class of outstanding voting securities (or any options, warrants, or rights to acquire such securities or any securities convertible into such securities) of any corporation whose voting securities are listed on a national securities exchange or traded in the over-the-counter market.

         10.    Term and Termination.

                  A.       This Agreement shall commence on February 14, 2000 and shall continue until February 13, 2003 (the “Term”). Not less than one hundred and eighty (180) days prior to the expiration of this Agreement, Company and Employee shall meet to discuss the possibility of, and mechanisms to effect, the continued employment of Employee beyond the term of this Agreement.

                  C.       Termination for Cause. Upon the issue of a written notice of termination, the Company may terminate this Agreement for Cause and all obligations of the Company to Employee shall cease on the date of termination. “Cause” is defined as: (i) the Employee’s breach of any material provision of this Agreement; (ii) any act, failure to act, series of acts or failures to act, or course of conduct of Employee constituting reckless, willful, or criminal misconduct in the performance of duties specified in this Agreement; (iii) any failure to perform, or gross negligence or incompetence in the performance of, the duties specified in this Agreement; (iv) the Employee’s commission of a crime involving conversion, misappropriation, larceny, theft, fraud, dishonesty, embezzlement, moral turpitude or any other felony, regardless of whether such crime involves the Company; or (v) the Employee becoming disabled and the disability continues for more than three (3) months after the onset of disability. Following an initial determination by the President that Cause exists, the President shall provide Employee with written notice of the details of the alleged Cause and opportunity to a hearing before the Chairman of the Board of Governors to contest the validity of the initial determination. The President, with the concurrence of the Chairman of the Board of Governors, shall thereafter make a final determination as to whether Cause exists.

                  D.       Termination Without Cause. In the event that Company terminates the employment relationship with Employee without Cause, Company shall make a lump-sum severance payment to Employee equal to the amount of Employee’s Base Salary (as of the effective date of such termination) over the unexpired Term of this Agreement or an amount equal to six (6) months base pay, whichever is greater. Employee shall have no further rights under this Agreement to future compensation or benefits, including payments under the IITRI Incentive Compensation Plan and the IITRI Flexible Option Plan, except to extent provided for in such plans.

                  E.       Voluntary Termination. Any resignation from employment submitted by Employee to Company, regardless of the reason for such resignation, shall be deemed a Voluntary Termination. Employee shall give Company not less than thirty (30) days’ notice prior to the effective date of a Voluntary Termination.

                  F.       Payment Upon Termination for Cause or Voluntary Termination. In the event of any Termination for Cause or Voluntary Termination, Company shall have no further obligations to Employee under this Agreement, including without limitation payment of future compensation or benefits; provided, however, that termination for Cause shall not affect Company’s obligations to pay Employee any salary and expense reimbursement, and provide any benefits, accrued and unpaid by Company as of the effective date of termination. Pursuant to Paragraph 10.C, should the Employee remain disabled for a period of greater than three (3) months, Employee would remain eligible for and would participate in the Company’s Long Term Disability coverage plan.

         11.    Return of Company Information. Immediately upon termination of employment under this Agreement, the Employee shall promptly deliver to Company all documents, software, and other tangible information in the possession or control of Employee and that relate to, are connected with, or arise out of Employee’s employment by Company, including without limitation all Company Proprietary Information.

         12.    Notice of Subsequent Employment. For a period of two (2) years after termination of employment under this Agreement, the Employee agrees to notify Company of the name and address of each employer with whom Employee accepts employment. The Employee further authorizes Company to contact any such employer during the two-year period for the limited purpose of making the employer aware of this Agreement and protecting the Company’s rights under this Agreement.

         13.    Termination of All Other Agreements. Notwithstanding anything contained herein to the contrary, Employee acknowledges and agrees that Company has no obligations or responsibility to Employee under any previous agreements or understandings, whether oral or written, that Employee may have had or entered into with Employee’s previous employer, Science Applications International Corporation (“SAIC”), including without limitation any arrangements for compensation, bonus, or stock appreciation rights. Employee agrees to look solely to SAIC for satisfaction of any rights or payments accruing to Employee under any contracts, agreements, or understandings with SAIC.

         14.    Remedies.

                  A.       The parties agree and acknowledge that the Company will be irreparably injured by the breach of any material provision of this Agreement, including without limitation Sections 8, 9, and 11, and that money damages alone may not be an appropriate measure of the harm to the Company from such continuing breach. Thus, the parties further agree that equitable relief, including specific performance of these provisions by injunction, is an appropriate remedy for breach of these provisions in addition to money damages, if applicable.

                  B.       If found to have violated any covenant or material provision contained in this Agreement, the Employee shall be liable for Company’s reasonable attorneys’ fees and all costs of litigation necessary to enforce the covenants and material provisions. The terms “costs” shall include, without limitation, all filing fees and court costs, investigator, witness and expert witness fees, deposition costs, travel, long-distance telephone charges, photocopying, printing, and any other costs reasonably necessary to prosecute the action.

                  C.       The existence of any claim or cause of action that Employee or any such other person or entity may have against the Company shall not constitute a defense or bar to the enforcement of any action under the covenants set forth in this Agreement. If the Company must resort to legal proceedings to enforce any covenant which has a fixed term, then such term shall be extended for a period of time equal to the period during which a breach of such covenant was occurring, beginning on the date of a final order of a court or other tribunal (without right of appeal) holding that such a breach occurred or, if later, the last day of the original fixed term of such covenant.

         15.    Miscellaneous.

                  A.       Any notices required by this Agreement shall: (i) be delivered by messenger or made in writing and mailed by certified mail, return receipt requested, with adequate postage prepaid; (ii) be deemed given when so delivered or mailed; and (iii) in the case of Company, be delivered or mailed to its office at 1750 Tysons Boulevard, Suite 1300, McLean, Virginia 22102-4213, Attn: General Counsel, or in the case of the Employee, be mailed to the last address that the Employee has given to Company.

                  B.       The obligations and duties of the Employee under this Agreement are personal and not assignable. This Agreement shall be binding upon and inure to the benefit of, the parties, their successors, assigns, personal representatives, distributes, heirs, and legatees.

                  C.       If any dispute arises under this Agreement, such dispute shall be referred to a panel of three (3) arbitrators for resolution. The three-arbitrator panel shall be selected as follows: Company will designate one arbitrator, the Employee will designate one arbitrator, and the two designees will mutually select the third. Procedures for the arbitration shall be governed by the American Arbitration Association’s Voluntary Labor Arbitration Rules, unless the three arbitrators unanimously agree to adopt a different rule or rules. Notwithstanding the foregoing, and specifically in the event of a dispute over the Employee’s termination by Company, Employee may, at his option, elect to have a court rather than an arbitrator resolve the dispute.

                  D.       If any term or provision of this Agreement is held to be illegal or invalid, such illegality or invalidity shall not affect the remaining terms or provisions hereof, and each such remaining term and provision of this Agreement shall be enforced to the fullest extent permitted by law. If any covenant is determined to be unenforceable in equity because of its scope, duration, geographic area, or similar factor, the court or arbitrator making such determination shall have the power to reduce or limit such scope, duration, area, or other factor and such covenant shall then be enforceable in equity in its reduced or limited form.

                  E.       This Agreement may be altered, amended or modified only by written agreement signed by both the Employee and Company. No oral modification of this Agreement, or of any part of this Agreement including this paragraph, shall have any force or effect. No waiver by either of such parties of their rights under this Agreement shall be deemed to constitute a waiver with respect to any subsequent occurrences or transactions hereunder unless such waiver specifically states that it is to be construed as a continuing waiver.

                  E.       In any action or claim brought by either party against the other under or pursuant to this Agreement, the substantially prevailing party shall be entitled to an award of all actual attorney’s fees, costs and expenses incurred by the substantially prevailing party.

                  F.       This Agreement contains the entire understanding between the parties and supersedes any prior written or oral agreement(s) between the Company and the Employee. This Agreement shall not be modified or waived except by written instrument signed by the parties.

                  G.       This Agreement shall be governed by, construed and enforced in accordance with the laws of the Commonwealth of Virginia.

IIT RESEARCH INSTITUTE

/s/ Bahman Atefi

Signature

Bahman Atefi

Name and Title

EMPLOYEE

/s/ Gary Amstutz

Signature

Gary W. Amstutz

Name